Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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[ ]	Definitive Proxy Statement

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TFS CAPITAL INVESTMENT TRUST

(Name of Registrant as Specified in Its Charter)

________________________________________________________________________
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filling.

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TFS Small Cap Fund
Special Meeting of Shareholders – _____, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby appoints Larry S. Eiben, John F. Splain and Wade R. Bridge, and each of them, as Proxies with power of substitution and hereby authorizes each of them to represent and to vote as provided on the reverse side, all shares of beneficial interest of the TFS Small Cap Fund which the undersigned is entitled to vote at the special meeting of shareholders to be held on ________, 2010 or at any adjournment thereof, as fully and with the same force and effect as the undersigned might or could do if personally present.

The undersigned acknowledges receipt of the Notice of Special Meeting and Proxy Statement dated _______, 2010.

The votes entitled to be cast by the undersigned, when this proxy is properly executed, will be cast in the manner directed on the reverse side of this proxy card. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" the Proposal. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE FOLD HERE AND RETURN ENTIRE BALLOT – DO NOT DETACH

TFS Small Cap Fund

Proxy for Special Meeting of Shareholders — _______, 2010

Vote by Phone, by Mail or via the Internet!

CALL:       To vote by phone, call 1-___-___-____ and provide the 12-digit control number found on the reverse side of this proxy card.

LOG-ON:  To vote on the Internet go to www.________.com and enter the 12-digit control number found on the reverse side of this proxy card.

MAIL:        To vote by mail check the appropriate voting box on the reverse side of this proxy card, sign and date the card and return it in the enclosed postage-paid envelope.

Please sign exactly as your name appears on this Proxy.  If signing for an estate, trust or corporation, title or capacity should be stated.  If the shares are held jointly, both signers should sign.

Shareholder sign here

Joint Shareholder sign here

Date:

IT IS IMPORTANT THAT YOU VOTE PROMPTLY.  EVERY SHAREHOLDER’S VOTE IS IMPORTANT.

TFS Small Cap Fund
    CONTROL NUMBER

WE NEED YOUR VOTE AS SOON AS POSSIBLE.

 YOUR PROMPT ATTENTION WILL HELP US AVOID
THE EXPENSE OF FURTHER SOLICITATION.

Please remember to sign and date the reverse side of this proxy card before mailing in your vote.

PLEASE FOLD HERE AND RETURN ENTIRE BALLOT – DO NOT DETACH

TO VOTE, MARK BOXES BELOW IN BLUE OR BLACK INK AS FOLLOWS.  Example:

1.
To approve an amendment to the investment advisory agreement between TFS Capital Investment Trust, on behalf of the TFS Small Cap Fund, and TFS Capital LLC that eliminates the performance fee adjustment from the fee structure.

	FOR	AGAINST	ABSTAIN
	□	□	□

TFS Capital Investment Trust
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45246

SPECIAL MEETING OF SHAREHOLDERS
_____________, 2010

Important Voting Information Inside!

TABLE OF CONTENTS

Letter from the President	1

Notice of Special Meeting of Shareholders	3

Proxy Statement	4

Proposal: Approve an Amendment to the Investment Advisory Agreement	5

Outstanding Shares and Voting Requirements	12

TFS Capital LLC	12

Information on the Operation of the Fund	13

Principal Shareholder	15

Trustees’ Ownership of Fund Shares	15

Other Matters	16

Exhibit A: Investment Advisory Agreement	17

LETTER FROM THE PRESIDENT

TFS Capital Investment Trust
1800 Bayberry Court, Suite 103
Richmond, Virginia 23226

_______, 2010

Dear Shareholder,

I am writing to inform you of an upcoming Special Meeting of the shareholders of the TFS Small Cap Fund (the “Fund”) to be held on Friday, _________, 2010. At this meeting, you are being asked to approve an amendment to the investment advisory agreement for the Fund with TFS Capital LLC (“TFS”) that eliminates the performance based adjustment from the fee structure.  The Board of Trustees of your Fund has carefully reviewed this amended investment advisory agreement and believes that this proposal is in the Fund’s and your best interest.

Currently, the Fund’s investment advisory fee is structured with both a base fee and a performance related fee that adjusts the base fee upward or downward depending on the Fund’s performance relative to its benchmark, the Russell 2000 Index + 2.50% (the “Benchmark”), over a rolling 12 month period.   This fee structure was designed to provide incentives to TFS to achieve superior returns.  As described in the Proxy Statement, the fee payable under the proposed amended investment advisory agreement would be the same as the base fee under the current investment advisory agreement (1.25% of the Fund’s average daily net assets), except that the fee would not be subject to upward or downward adjustments based on the Fund’s performance relative to the Benchmark.

Although the Fund has enjoyed a superior investment record since its inception, it has not experienced similar success with the distribution of its shares.  TFS has not collected any of its management fee since the inception of the Fund and has also reimbursed a significant amount of the Fund’s other operating expenses.  For the Fund to increase its assets and reach a more appropriate size in a reasonable period of time, it needs to grow more rapidly through the issuance of additional shares.  The Trustees have concluded that the investment community has not been receptive to the Fund because of the Fund’s unusual performance fee structure.  The fee structure is complicated and difficult to explain to prospective investors and for them to readily understand; when the Fund outperforms for a given period the advisory fee is at the higher end of the industry standards for that period; and the advisory fee can vary considerably from period to period.  Although the Board of Trustees continues to support performance fees conceptually, it has concluded that changing to a straightforward fixed fee structure is in the best interests of the Fund and its shareholders.  The Board believes that TFS’s commitment to the Fund will continue and that the fixed fee will lead to the fee level and predictability that the investment community seems to want and thereby enable the Fund to become a viable mutual fund.  Accordingly, the Board of Trustees recommends that the shareholders vote to approve the amended investment advisory agreement.

I'm sure that you, like most people, lead a busy life and are tempted to put this proxy aside for another day. Please don't. When shareholders do not return their proxies, additional expenses are incurred to pay for follow-up mailings and telephone calls. PLEASE TAKE A FEW MINUTES TO REVIEW THIS PROXY STATEMENT AND VOTE YOUR SHARES TODAY.

The Board of Trustees of the Fund has approved the proposal described herein and recommends a vote "FOR" the proposal. If you have any questions regarding the issue to be voted on or need assistance in completing your proxy card, please contact us toll free at 1-888-534-2001.

I appreciate your consideration of this important proposal. Thank you for investing with the TFS Small Cap Fund and for your continued support.

Sincerely,

/s/ Larry S. Eiben

Larry S. Eiben
President

TFS CAPITAL INVESTMENT TRUST

TFS Small Cap Fund

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on _____________, 2010

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of the TFS Small Cap Fund, a series of TFS Capital Investment Trust, will be held at the offices of Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, on Friday, _________, 2010 at 11:00 a.m., Eastern time, to consider and vote on the following matters:

1.
To approve an amendment to the investment advisory agreement between TFS Capital Investment Trust, on behalf of the TFS Small Cap Fund, and TFS Capital LLC that eliminates the performance fee adjustment from the fee structure.

2.	To transact any other business, not currently contemplated, that may properly come before the meeting in the discretion of the proxies and their substitutes.

Shareholders of record at the close of business on _______, 2010 are entitled to notice of and to vote at this meeting or any adjournment thereof.

By order of the Board of Trustees, /s/ Wade R. Bridge Wade R. Bridge Assistant Secretary

__________, 2010

PLEASE EXECUTE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, THUS AVOIDING UNNECESSARY EXPENSE AND DELAY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. YOU MAY ALSO VOTE YOUR SHARES VIA THE INTERNET OR BY PHONE. PLEASE SEE YOUR PROXY CARD FOR INFORMATION ON HOW TO VOTE YOUR SHARES VIA THE INTERNET OR TELEPHONE.

TFS CAPITAL INVESTMENT TRUST

SPECIAL MEETING OF SHAREHOLDERS OF
TFS SMALL CAP FUND

To Be Held on ______________, 2010

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Trustees of TFS Capital Investment Trust (“the Trust”) of proxies for use at the special meeting of shareholders of the TFS Small Cap Fund (the “Fund”) or at any adjournment thereof.  The principal address of the Fund is 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.  This proxy statement was first mailed to shareholders on or about _________, 2010.

A proxy, if properly executed, duly returned and not revoked, will be voted in accordance with the specifications therein.  A proxy that is properly executed but has no voting instructions with respect to the proposal will be voted for the proposal.  A shareholder may revoke a proxy at any time prior to use by filing with the Secretary of the Trust an instrument revoking the proxy, by submitting a proxy bearing a later date, or by attending and voting at the meeting.

The cost of the solicitation, including the printing and mailing of the proxy materials, will be borne by TFS Capital LLC (“TFS”), the Fund’s investment adviser.  In addition to solicitation through the mail, proxies may be solicited by officers, employees and agents of the Fund without cost to the Fund.  Such solicitation may be by telephone, facsimile or otherwise.  TFS will reimburse brokers, custodians, nominees and fiduciaries for the reasonable expenses incurred by them in connection with forwarding solicitation material to the beneficial owners of shares held of record by such persons.

PROPOSAL

APPROVE AN AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT THAT ELIMINATES THE PERFORMANCE FEE ADJUSTMENT FROM THE FEE STRUCTURE

What is this proposal?

The Board of Trustees recommends that shareholders approve an amended investment advisory agreement for the Fund (the “Amended Advisory Agreement”) with TFS Capital LLC (hereafter referred to as “TFS” or the “Adviser”) to remove the performance fee adjustment from the fee structure. If the Amended Advisory Agreement is approved, the Fund would pay TFS a management fee equal to the annual rate of 1.25% of average value of the Fund’s daily net assets (the “Proposed Fee”).  The Proposed Fee will not be adjusted either upward or downward based on the Fund’s performance relative to a benchmark index.  Depending on the Fund’s performance, this could result in TFS receiving more or less management fees than has previously been the case.

How are management fees currently calculated?

Current Investment Advisory Agreement. Under the Fund’s current Investment Advisory Agreement (the “Current Advisory Agreement”), the Fund is required to pay TFS a monthly fee, equal to the annual rate of 1.25% of average value of its daily net assets (the “Base Fee”), subject to an adjustment based on the Fund’s performance.  The adjustment to the Base Fee is made by comparing the Fund’s investment performance for the applicable performance period to the investment performance of the Fund’s benchmark, the Russell 2000 Index plus 2.50% (the “Benchmark”), over the same period (the “Performance Fee Adjustment”).  The applicable performance period is a rolling twelve month period whereby the most recent calendar month is substituted for the earliest month as time passes.  To the extent the Fund outperforms the Benchmark for the previous 12 months, the Base Fee will be increased by one basis point (0.01%) for every two basis points (0.02%) of such outperformance, up to a maximum fee of 2.50% per annum.  To the extent the Fund underperforms the Benchmark for the previous 12 months, the Base Fee will be decreased by one basis point (0.01%) for every two basis points (0.02%) of such underperformance, down to a minimum fee of 0.00% per annum.

Pursuant to the Current Advisory Agreement, TFS is entitled to receive the Performance Fee Adjustment for periods during which the Fund has negative investment performance.

The maximum monthly fee rate as adjusted for performance is 1/12 of 2.50% of the Fund’s average daily net assets for the performance period and will be payable if the Fund’s performance exceeds the investment performance of the Russell 2000 Index by 5% or more for the applicable performance period.  The minimum monthly fee rate as adjusted for performance will be 0.00%, which would occur if the Fund’s performance is equal to or less than the investment performance of the Russell 2000 Index for the applicable performance period.

How would the proposal change the calculation of investment management fees?

If the Amended Advisory Agreement is approved, the Fund will pay TFS a monthly fee, equal to the annual rate of 1.25% of the average value of the Fund’s daily net assets.  This amount is equal to the Fund’s Base Fee under the Current Advisory Agreement.  However, the Proposed Fee will not be adjusted based on the Fund’s performance.

What are the potential costs and risks of the Proposed Fee?

Although your Fund’s Board of Trustees believes that approval of the Amended Advisory Agreement to remove the Performance Fee Adjustment is in the best interests of the Fund and its shareholders, you should be aware of the impact the Proposed Fee may have on the Fund’s management fees. The tables below help to illustrate the implications of the Proposed Fee.

The table below sets out the aggregate amount of TFS’s management fees for the Fund’s last completed fiscal year (the “Actual Fee”), the amount the fees would have been over the same period had the Proposed Fee been in place during such year, and the difference between the two (expressed in dollars and as a percentage of the actual fees paid for the period):

Fiscal year ended October 31, 2009
Actual Fee*	$ 75,734
Pro forma Proposed Fee	$ 68,210
Difference	$ 7,524 (9.9%)

* Reflects fees after the Performance Fee Adjustment.  Had the maximum upward adjustment or the maximum downward adjustment been applicable, the Actual Fee would have been $115,708 and $0, respectively. Amount shown for the Actual Fee excludes the amount of fee reductions and expense reimbursements made to the Fund by TFS pursuant to an Expense Limitation Agreement between TFS and the Fund.  Under the Expense Limitation Agreement, TFS has agreed to reduce its management fees and to reimburse the Fund’s operating expenses (for the life of the Fund) to extent necessary to limit the Fund’s aggregate annual ordinary operating expenses (which do not include brokerage costs, taxes, borrowing costs and extraordinary expenses) to 1.75% of the Fund’s average daily net assets.  The expense limit is calculated prior to the Performance Fee Adjustment; therefore, it is possible depending upon the Fund’s investment performance that the Fund’s annual ordinary operating expenses could exceed the 1.75% limit.

As the table above indicates, the Performance Fee Adjustment increased the Fund’s management fee by approximately 10% due to the Fund’s performance relative to the Benchmark.  However, the removal of the Performance Fee Adjustment could mean that if the Fund’s returns lag the Benchmark in future periods, the Proposed Fee would be greater than the fee would have been under the Current Advisory Agreement. The lower the Fund’s returns relative to the Benchmark, the greater the potential increase in the disparity between these fees could be. Of course, if the Fund continues to outperform the Benchmark, the management fees payable by the Fund would be less under the Amended Advisory Agreement than under the Current Advisory Agreement. It is not possible to predict whether, over time, the Fund’s management fees under the Amended Advisory Agreement will be higher or lower than under the Current Advisory Agreement.

Why did the Adviser recommend the Proposal?

Although the Fund has enjoyed a superior investment record since its inception, it has not experienced similar success with the distribution of its shares.  At December 31, 2009 the Fund had approximately $20.6 million of total net assets.  TFS has not collected any of its management fee since the inception of the Fund and has also reimbursed a significant amount of the Fund’s other operating expenses.  For the Fund to increase its assets and reach a more appropriate size in a reasonable period of time, it needs to grow more rapidly through the issuance of additional shares.  The Adviser believes that the investment community has not been receptive to the Fund because of the Fund’s unusual performance fee structure.  In the first place, the fee structure is complicated and difficult to explain to prospective investors and for them to readily understand.  Secondly, when the Fund outperforms for a given period the advisory fee is at the higher end of the industry standards for the period.  Finally, the advisory fee can vary considerably from period to period which raises investor concerns.  In addition, the Adviser considered the Fund’s recent strong performance record and determined that by recommending the Proposed Fee at this time the investment community may be receptive to purchasing shares of the Fund and thereby increasing it to an appropriate size.  In that case, shareholders could potentially lower their investment costs for the foreseeable future.  Of course, there is no assurance this will be the case.  For all these reasons, the Adviser, although it continues to support performance fees conceptually, has recommended changing to a straightforward fixed fee structure which will have the fee level and predictability that the investment community seems to want.  Although, as more fully discussed throughout this Proxy Statement, the Fund’s fees would have been lower had the Proposed Fee been in place since the Fund’s inception, there is no assurance that will be the case in future periods.  Also, if the Proposed Fee is well received by the investment community and the Fund’s share sales increase, the Adviser will receive additional fees.  At the same time, if the Fund’s assets increase through investment performance, the Adviser will also receive additional fees.

TFS has represented to the Board of Trustees that approval of the Amended Advisory Agreement will not impact TFS’s management of the Fund. However, the Amended Advisory Agreement could theoretically have the effect of reducing incentives for TFS to manage your Fund’s portfolio so as to maximize the Fund’s performance relative to the Benchmark. Unlike under the Current Advisory Agreement, TFS would no longer be penalized for underperformance or rewarded for outperformance.  Nevertheless, the Board believes that TFS will have sufficient incentive to continue to deliver high quality services to the Fund and that TFS’ professional and financial commitments to the Fund will not be diminished.

Expense Information

The following tables set out the expenses of the Fund’s shares expressed as a percentage of average daily net assets: (a) based on actual expenses incurred during the Fund’s last completed fiscal year, including the Performance Fee Adjustment; and (b) on a pro-forma basis as though the Proposed Fee had been in effect during such year.

Actual Annual Fund Operating Expenses for Fiscal Year Ended October 31, 2009
Management Fees	1.38%
Distribution (12b-1) Fees	None
Other Expenses	3.76%
Total Annual Fund Operating Expenses	5.14%
Less Management Fee Reductions and Expense Reimbursements	(3.26%)
Net Annual Fund Operating Expenses	1.88%

Pro Forma Annual Fund Operating Expenses for Fiscal Year Ended October 31, 2009
Management Fees	1.25%
Distribution (12b-1) Fees	None
Other Expenses	3.76%
Total Annual Fund Operating Expenses	5.01%
Less Management Fee Reductions and Expense Reimbursements	(3.26%)
Net Annual Fund Operating Expenses	1.75%

Example

This Example shows the expenses a shareholder would pay on an investment of $10,000, assuming a 5% annual return, (a) based on actual expenses incurred during the Fund’s last completed fiscal year, including the Performance Fee Adjustment; and (b) on a pro forma basis as if the Proposed Fee had been in effect during such year. The Example assumes that annual expenses remain the same and that all dividends and distributions are reinvested at net asset value. The Example should not be considered a representation of future expenses, and actual expenses may be greater or less than shown.

	1 year	3 years	5 years	10 years
Actual Expenses	$ 191	$ 591	$1,016	$2,201
Pro Forma Expenses	$ 178	$ 551	$ 949	$2,062

Although Management Fees and Net Annual Fund Operating Expenses for the most recent fiscal year would have been less under the Amended Advisory Agreement, it is important to remember that this may not continue to be the case, and it is possible that if the Fund does not continue to realize superior investment results shareholders may pay more in management fees over time under the Proposed Fee.  That would also be the case if the assets of the Fund increased.

What factors did the Board of Trustees consider when approving the Amended Advisory Agreement?

The Board of Trustees, including the Independent Trustees voting separately, reviewed and approved the Amended Advisory Agreement at an in-person meeting, held on December 18, 2009, at which all of the Trustees were present.  The Trustees were advised by independent counsel of their fiduciary obligations in approving the Amended Advisory Agreement and the Trustees requested such information from TFS as they deemed reasonably necessary to evaluate the terms of the Amended Advisory Agreement and whether the Amended Advisory Agreement is in the best interests of the Fund and its shareholders.  The Trustees reviewed:  (i) the nature, extent and quality of the services to be provided by TFS; (ii) the investment performance of the Fund; (iii) the costs of the services provided and the potential profits to be realized by TFS from its relationship with the Fund; (iv) the extent to which economies of scale would be realized as the Fund grows; and (v) whether fee levels reflect these economies of scale for the benefit of the Fund’s shareholders.  At this meeting, the Independent Trustees reviewed and discussed the proposed approval of the Amended Advisory Agreement with management of TFS and also met outside the presence of management with their counsel.  In considering the Amended Advisory Agreement and reaching their conclusions, the Board of Trustees reviewed and analyzed various factors it determined were relevant, including the factors described below and came to the following conclusions:

(i)
The nature, extent, and quality of the services provided by TFS.  In this regard, the Independent Trustees reviewed the services being provided to the Fund by TFS. They discussed the responsibilities of TFS under the Amended Advisory Agreement and TFS’s compensation under the Amended Advisory Agreement.  The Independent Trustees reviewed the background and experience of TFS’s key investment and operating personnel.  They noted TFS’s commitment to continue managing the Fund at a very high level and TFS’s representation that the removal of the Performance Fee Adjustment will not impact its professional and financial commitment to the Fund.  After considering the foregoing information, the Independent Trustees concluded that the quality, extent and nature of the services provided by TFS have been and will continue to be satisfactory for the Fund.

(ii)
The investment performance of the Fund and TFS.  In this regard, the Independent Trustees compared the performance of the Fund with that of the Russell 2000 Index, the Fund’s primary benchmark, over various periods ended October 31, 2009.  It was noted by the Independent Trustees that the Fund has significantly outperformed the Russell 2000 Index over the one year, three year and since inception periods ended October 31, 2009.  The Independent Trustees were also provided with comparative performance statistics of the universe of funds categorized by Morningstar as “small cap blend” funds, which is the category to which the Fund has been assigned by Morningstar.  The Independent Trustees noted that for the one year period ended October 31, 2009, the Fund’s 37.41% return was significantly higher than the performance of the average fund in the Morningstar small cap blend category (11.45%) over the same period.  It was further noted that the Fund was in the top 5% of funds within the small cap blend category for both the one year and three year periods ended October 31, 2009.  The Independent Trustees noted that the Fund has a five-star Morningstar rating overall and for three years.  They also reviewed performance information with respect to TFS’s other managed accounts but concluded that none of these other accounts provided a good comparison due to differences in investment objectives.  The Independent Trustees considered the consistency of TFS’s management of the Fund with the Fund’s investment objective and policies and TFS’s representation that the elimination of the Performance Fee Adjustment will not impact TFS’s professional and financial commitment to the Fund.  After a full consideration of the foregoing factors, the Independent Trustees concluded that the investment performance of the Fund has been above average.

(iii)
The costs of the services to be provided and profits to be realized by TFS from its relationship with the Fund.  In this regard, the Independent Trustees considered TFS’s staffing, personnel and operations; the financial condition of TFS and the level of commitment to the Fund by the principals of TFS; the asset levels of the Fund; and the overall expenses of the Fund.  The Independent Trustees reviewed the rate of the management fees paid by the Fund under the Current Advisory Agreement for the fiscal year ended October 31, 2009 and also considered the pro-forma fees that would have been paid under the Amended Advisory Agreement for the same period, and compared such fees to average management fee ratios of similar mutual funds compiled from statistics reported by Morningstar.  They also compared the total operating expense ratio of the Fund for the fiscal year ended October 31, 2009 and the pro-forma expense ratio under the Amended Advisory Agreement for such year with the average expense ratio of comparable funds, focusing on other funds included in the Morningstar “small cap blend category.”  It was noted by the Independent Trustees that the Fund’s actual management fee of 1.38% (including the Performance Fee Adjustment) and its overall expense ratio of 1.88% were each significantly higher than the average management fee (0.77%) and average expense ratio (1.43%) for Morningstar’s “small cap blend” fund category.  The Independent Trustees further noted that when the same comparisons were made using the pro-forma management fee of 1.25% and the pro-forma overall expense ratio of 1.75%, the Fund’s expense structure was still significantly higher than the averages for its Morningstar category although the comparisons were more favorable under the Amended Advisory Agreement. The Independent Trustees further noted that, with respect to the Fund’s Current Advisory Agreement, the results of this type of comparison may differ significantly from year to year due to the Performance Fee Adjustment and that, under the Amended Advisory Agreement, the Fund’s shareholders and potential investors can more accurately predict their costs of investing in the Fund.  The Independent Trustees also considered the Fund’s strong performance record relative to the Benchmark, noting that on a year-to-date basis through October 31, 2009 the Fund is up 48.10% while the Benchmark is up 14.11%.  They discussed the variability aspect of the Performance Fee Adjustment, noting that despite the unpredictable nature of the current fee structure it is unlikely that the Amended Advisory Agreement will result in a fee increase in the near term assuming that the investment performance is competitive.  The Independent Trustees also considered TFS’s analysis of its revenues and expenses with respect to its services provided to the Fund through October 31, 2009.  It was noted by the Independent Trustees that TFS has yet to recognize any profits with respect to its services to the Fund and, in fact, has yet to collect any management fees.  It was further noted that not only has TFS not collected any of its management fees since the inception of the Fund, it has also reimbursed a significant amount of the Fund’s other operating expenses.  The

Independent Trustees next considered TFS’s commitment to continue (for the life of the Fund) to limit the Fund’s annual operating expenses to 1.75% per annum of its average daily net assets.  It was noted by the Independent Trustees that the Fund has been operating under an Expense Limitation Agreement that allows TFS to seek repayment from the Fund for any fee reductions or expense reimbursements for a period of three years after such fees and expenses were incurred, provided that such repayment does not cause the Fund’s annual operating expenses to exceed 1.75%.  The Independent Trustees considered that pursuant to the Expense Limitation Agreement, as of October 31, 2009, TFS is entitled to recoup $468,998 of fee reductions and expense reimbursements.  The Independent Trustees noted that TFS has agreed to continue its commitment to limit the Fund’s annual operating expenses to 1.75% for the life of the Fund.  It was further noted by the Independent Trustees that the continuance of the Expense Limitation Agreement provides potential and current shareholders with a predictable cost structure.  The Independent Trustees also reviewed the balance sheet of TFS as of October 31, 2009 and concluded that TFS has the necessary financial resources to serve as the Fund’s investment adviser.  The Independent Trustees considered the “fallout benefits” to TFS, including the additional exposure TFS has received as a result of managing the Fund.  After a full discussion and consideration of the foregoing, the Independent Trustees concluded that the fees to be paid by the Fund to TFS under the Amended Advisory Agreement are reasonable.

(iv)
The extent to which economies of scale would be realized as the Fund grows and whether management fee levels reflect these economies of scale for the benefit of the Fund’s investors.  The Independent Trustees considered the current net assets of the Fund and discussed the existing and proposed expense limitation arrangements between the Fund and TFS.  They noted that TFS has not collected any of its management fees and continues to reimburse other expenses in order to limit the Fund’s overall expenses.  The Independent Trustees discussed TFS’s past fee reductions and expense reimbursements, TFS’s ongoing commitment to hiring and maintaining top quality investment professionals and TFS’s continued investment in research and development.  The Independent Trustees concluded that, at the Fund’s current asset level, it would not be relevant to consider the extent to which economies of scale are being realized.  The Independent Trustees noted that, to the extent that the Fund continues to grow, this factor will be a more important consideration for them.  The Independent Trustees further determined that it is not necessary or appropriate to introduce fee breakpoints at the present time for the Fund.

A marked copy of the Amended Advisory Agreement is included in this Proxy Statement as Exhibit A.

THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS APPROVE THE AMENDED ADVISORY AGREEMENT.

Outstanding Shares and Voting Requirements

The Board of Trustees has fixed the close of business on _____________, 2010 (the “Record Date”) as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting of shareholders of any adjournment thereof.  As of the Record Date, there were _____________ shares of beneficial interest, no par value, of the Fund outstanding.  All full shares of the Fund are entitled to one vote, with proportionate voting for fractional shares.

The vote of a majority of the outstanding shares of the Fund is required for approval of the Amended Advisory Agreement.  The vote of a “majority of the outstanding shares” means the vote of the lesser of (1) 67% or more of the shares present or represented by proxy at the meeting, if the holders of more than 50% of the outstanding shares of the Fund are present or represented by proxy, or (2) more than 50% of the outstanding shares of the Fund.

A quorum is the number of shares legally required to be at a meeting in order to conduct business.  The presence, in person or by proxy, of more than 50% of the Fund’s outstanding shares is necessary to constitute a quorum at the meeting.  If the meeting is called to order but a quorum is not represented at the meeting, the persons named as proxies may vote those proxies that have been received to adjourn the meeting to a later date.  If a quorum is present at the meeting but sufficient votes to approve the proposal described herein are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies.  Any such adjournment will require the affirmative vote of a majority of those shares represented at the meeting in person or by proxy.  The persons named as proxies will vote those proxies received that voted in favor of a proposal in favor of such adjournment and will vote those proxies received which voted against a proposal against any such adjournment.

Abstentions and “broker non-voters” are counted for purposes of determining whether a quorum is present but do not represent votes cast with respect to a proposal.  “Broker non-votes” are shares held by a broker or nominee for which an executed proxy is received by the Fund, but are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power. Accordingly, “broker non-votes” and abstentions on the Proposal effectively will be a vote against the Proposal.

The Trustees of the Trust intend to vote all of their shares in favor of the proposal described herein.  All Trustees and officers as a group owned of record or beneficially ___% of the Fund’s outstanding shares on the Record Date.

TFS Capital LLC

TFS Capital LLC, 1800 Bayberry Court, Suite 103, Richmond, Virginia 23226, serves as investment adviser to the Fund.  TFS was founded in October 1997 and is a registered investment adviser that manages approximately $1 billion in assets as of December 31, 2009. Subject to the investment objectives and policies approved by the Trustees of the Trust, TFS manages the Fund’s portfolio and makes all investment decisions for the Fund, and continuously reviews, supervises and administers the Fund’s investment program.

The address and principal occupation of each principal executive officer of TFS are set forth in the table below.  Mr. Eiben is a Trustee and President of the Trust.  Mr. Eiben is the only principal executive officer of TFS that serves as a Trustee and/or officer of the Trust.

Name and Address	Principal Occupation
Larry S. Eiben 1800 Bayberry Court, Suite 103 Richmond, Virginia 23226	Chief Operating Officer and Chief Compliance Officer

Richard J. Gates 121 N. Walnut Street, Suite 320 West Chester, Pennsylvania 19380	Portfolio Manager

Kevin J. Gates 121 N. Walnut Street, Suite 320 West Chester, Pennsylvania 19380	Portfolio Manager

Eric S. Newman 121 N. Walnut Street, Suite 320 West Chester, Pennsylvania 19380	Portfolio Manager

Dr. Chao Chen 121 N. Walnut Street, Suite 320 West Chester, Pennsylvania 19380	Portfolio Manager

Dr. Yan Liu 121 N. Walnut Street, Suite 320 West Chester, Pennsylvania 19380	Portfolio Manager

During the fiscal year ended October 31, 2009, the Fund accrued management fees of $75,734.  Pursuant to the Expense Limitation Agreement, TFS did not collect any of its management fees and reimbursed $104,123 of other Fund expenses in order to limit the Fund’s total operating expenses to 1.75% of average daily net assets, prior to the Performance Fee Adjustment.    The Current Advisory Agreement, dated December 7, 2005, was approved by the initial shareholders of the Fund on such date.

Information on the Operation of the Fund

Administration and Other Services. The Fund has entered into agreements with Ultimus Fund Solutions, LLC (“Ultimus”), 225 Pictoria Drive, Suite 450, Cincinnati Ohio 45246, whereby Ultimus is responsible for the provision of administration, fund accounting and transfer agent services to the Fund.  For its services as administrator, the Fund pays Ultimus an administration fee, calculated daily and paid monthly, at the annual rate of 0.15% of the average daily net assets of the Fund up to $50 million; 0.125% of such assets between $50 million and $100 million; 0.10% of such assets between $100 million and $250 million; 0.075% of such assets between $250 million and $500 million; and 0.05% of such assets over $500 million; subject, however, to a minimum fee of $2,000 per month.  The fee payable to Ultimus as Fund accountant is $2,500 per month, plus an asset based fee at the annual rate of 0.01% of the Fund’s average daily net assets up to $500 million and 0.005% of such assets over $500 million.  The fee payable by the Fund to Ultimus as transfer agent is at the annual rate of $15 to $24 per shareholder account, depending on the nature of the account, subject to a minimum fee of $1,500 per month.  During the fiscal year ended October 31, 2009, the Fund paid to Ultimus administration fees of $24,200, accounting fees of $30,532, and transfer agent fees of $18,000.

Distribution of Shares. Ultimus Fund Distributors LLC (the “Distributor”), 225 Pictoria Drive, Suite 450, Cincinnati Ohio 45246, serves as the Fund’s principal underwriter.  The Distributor is a wholly-owned subsidiary of Ultimus.  The Distributor is compensated by TFS (not the Fund).

Brokerage Commissions. During the fiscal year ended October 31, 2009, the Fund did not pay any brokerage commissions to an affiliated broker-dealer.

Annual Report and Proxy Statement. The Fund will furnish, without charge, a copy of its most recent annual report upon request.  To request the annual report, please call us toll free at 1-888-534-2001, or write Wade Bridge, Assistant Secretary, TFS Capital Investment Trust, P.O. Box 46707, Cincinnati, Ohio 45246-0707.  The Fund’s Annual Report and this Proxy Statement are available for download at www.TFSCapital.com.

Principal Shareholders

As of the Record Date, the following persons owned of record or beneficially 5% or more of the outstanding shares of the Fund:

Investor name and address	Number of Shares	% of Fund Shares	Type of Ownership

Trustees’ Ownership of Fund Shares

The following table shows the number of shares beneficially owned by each Trustee of the Fund as of the Record Date.

Name and Address of Trustee	Amount and Nature* of Beneficial Ownership	Percentage Ownership of Fund Shares
Larry S. Eiben 1800 Bayberry Court, Suite 103 Richmond, VA 23226	_____shares	+
Thomas M. Frederick 121 N. Walnut Street, Suite 320 West Chester, PA 19380	______shares	+
Merle C. Hazelton 1800 Bayberry Court, Suite 103 Richmond, VA 23226	______shares	+
Mark J. Malone 1800 Bayberry Court, Suite 103 Richmond, VA 23226	______shares	+
Brian O’Connell 1800 Bayberry Court, Suite 103 Richmond, VA 23226	______shares	+

* Each Trustee owning shares has sole beneficial ownership of such shares. + Trustee owns less than 1% of the outstanding shares of the Fund.

Other Matters

The proxy holders have no present intention of bringing any other matter before the meeting other than those specifically referred to above or matters in connection with or for the purpose of effecting the same.  Neither the proxy holders nor the Board of Trustees are aware of any matters which may be presented by others.  If any other business shall properly come before the meeting, the proxy holders intend to vote thereon in accordance with their best judgment.

The Trust has not received any shareholder proposals to be considered for presentation at the meeting.  Under the proxy rules of the Securities and Exchange Commission, shareholder proposals may, under certain conditions, be included in the Trust's proxy statement and proxy for a particular meeting.  Under these rules, proposals submitted for inclusion in the Trust's proxy materials must be received by the Trust within a reasonable time before the solicitation is made.  The fact that the Trust receives a shareholder proposal in a timely manner does not ensure its inclusion in its proxy materials, because there are other requirements in the proxy rules relating to such inclusion.  Annual meetings of shareholders are not required as long as there is no particular requirement under the Investment Company Act of 1940 which must be met by convening such a shareholder meeting.  Any shareholder proposal should be sent to John F. Splain, Secretary of TFS Capital Investment Trust, 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

By Order of the Board of Trustees, /s/ Wade R. Bridge Wade R. Bridge Assistant Secretary

Date:    _______, 2010

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE YOUR SHARES VIA THE INTERNET OR BY TELEPHONE. PLEASE SEE YOUR PROXY CARD FOR INFORMATION ON HOW TO VOTE YOUR SHARES VIA THE INTERNET OR TELEPHONE.

EXHIBIT A

INVESTMENT ADVISORY AGREEMENT

THIS AMENDED AGREEMENT made as of the __th day of __________, 2010 by and between TFS Capital LLC (the “Investment Adviser”), a Virginia Limited Liability Company, and TFS Capital Investment Trust (the “Trust”), an Ohio business trust.

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “Act”), and is currently authorized to issue separate series of shares, each having its own investment objective, policies and restrictions, all as more fully described in the prospectus and the statement of additional information constituting parts of the Trust’s Registration Statement on Form N-1A filed the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the Act (the “Registration Statement”); and

WHEREAS, the Trust is engaged in the business of investing and reinvesting the assets of each of its series in securities (“the portfolio assets”) of the type and in accordance with the limitations specified in the Trust’s Agreement and Declaration of Trust (the “Declaration”) and Registration Statement, and any representations made in its prospectus and statement of additional information, all in such manner and to such extent as may from time to time be authorized by the Trustees; and

WHEREAS, the Trust established TFS Small Cap Fund (the “Fund”) as a series of the Trust, and wishes to employ the Investment Adviser to manage the investment and reinvestment of the Fund’s portfolio assets as above specified and, without limiting the generality of the foregoing, to provide management and other services specified below and acknowledges that it has received prior to entering into this Agreement a copy of Form ADV-Part II as filed by the Investment Adviser with the Commission.

NOW, THEREFORE, the parties agree as follows:

1.
The Trust hereby appoints the Investment Adviser to supervise and direct the investments of and for the Fund and as the Fund’s agent and attorney-in-fact with full discretionary and exclusive power and authority to establish, maintain and trade in brokerage accounts for and in the name of the Fund and to buy, sell and trade in all stocks, bonds and other assets of the Fund.  The Investment Adviser hereby accepts such appointment and agrees to manage the portfolio assets in a manner consistent with the investment objective, policies and restrictions of the Fund and with applicable law.

2.
Unless advised by the Trustees of the Trust of an objection, the Investment Adviser may, to the extent permitted by applicable laws and regulations, direct that a portion of the brokerage commissions that may be generated by the Fund be applied to payment for brokerage and research services.  Brokerage and research services furnished by brokers may include, but are not limited to, written information and analyses concerning specific securities, companies or sectors; market, financial and economic studies and forecasts as well as discussions with research personnel; financial publications; and statistic and pricing services utilized in the investment management process.  Brokerage and research services obtained by the use of commissions arising from the Fund’s portfolio transactions may be used by the Investment Adviser in its other investment activities.  In selecting brokers and negotiating commission rates, the Investment Adviser will take into account the financial stability and reputation of brokerage firms and the brokerage, execution and research services provided by such brokers.  The benefits which the Fund may receive from such services may not be in direct proportion to the commissions generated by the Fund.  The Trust acknowledges that since commission rates are generally negotiable, selecting brokers on the basis of considerations which are not limited to applicable commission rates may result in higher transaction costs that would otherwise by obtainable.

3.
The Investment Adviser may bunch orders for the Fund with orders for the same security for other accounts managed by the Investment Adviser or its affiliates.  In such instances, the Fund will be charged the average price per unit for the security in such transactions.  Complete records of such transactions will be maintained by the Investment Adviser and will be made available to the Trust upon request.

4.
The Investment Adviser shall report to the Board of Trustees at each meeting thereof all changes in the portfolio assets since the prior report, and will also keep the Trustees in touch with important developments affecting the portfolio assets and on the Investment Adviser’s own initiative will furnish the Trustees from time to time with such information as the Investment Adviser may believe appropriate for this purpose, whether concerning the individual issuers whose securities are included in the portfolio assets, the industries in which they engage, or the conditions prevailing in the economy generally.  The Investment Adviser will also furnish the Trustees with such statistical and analytical information with respect to the portfolio assets as the Investment Adviser may believe appropriate or as the Trustees reasonably may request.  In making purchases and sales of the portfolio assets, the Investment Adviser will bear in mind the policies set from time to time by the Board of Trustees as well as the limitations imposed by the Trust’s Agreement and Declaration of Trust, and in the Trust’s Registration Statement, in each case as amended from time to time, the limitations in the Act and of the Internal Revenue Code of 1986, as amended, in respect of regulated investment companies and the investment objective, policies and practices, including restrictions applicable to the Fund’s portfolio.

5.
The Investment Adviser shall not be liable for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Investment Adviser against any liability to the Fund or to its security holders to which the Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Investment Adviser’s reckless disregard of its obligations and duties hereunder.  It is understood that the Investment Adviser performs various investment advisory and managerial services for others, and the Trust agrees that the Investment Adviser may give advice and take action in the performance of its duties with respect to others which may differ from advice given or action taken with respect to the Fund.  Nothing contained herein shall in any way constitute a waiver or limitation of any rights which the Fund or its shareholders may have under common law, or any federal or state securities laws.

6.
This Agreement shall become effective on the date hereof and shall remain in effect from year to year thereafter so long as its continuance is specifically approved at least annually by the Board of Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund, and, in either case, by a vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trust’s Trustees who are not parties to this Agreement or interested persons, as defined in the Act, of any party to this Agreement, and provided further, however, that if the continuation of this Agreement is not approved, the Investment Adviser may continue to render to the Fund the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder.  Upon the effectiveness of this Agreement, it shall supersede all previous agreements between the parties covering the subject matter hereof.  This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund, or by a vote of the Board of Trustees on 60 days’ written notice to the Investment Adviser, or by the Investment Adviser on 60 days’ written notice to the Trust.

7.
This Agreement shall not be amended unless such amendment is approved by vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trust’s Trustees who are not parties to this Agreement or interested persons, as defined in the Act, of any party to this Agreement (other than as Trustees of the Trust), and, if required by law, by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund.

8.
This Agreement may not be assigned by the Investment Adviser and shall terminate automatically in the event of any assignment by the Investment Adviser.  The term “assignment” as used in this paragraph shall have the meaning ascribed thereto by the Act and any regulations or interpretations of the Commission thereunder.

9.
If the Investment Adviser ceases to act as investment adviser to the Fund, or, in any event, if the Investment Adviser so requests in writing, the Trust agrees to take all necessary action to change the names of the Trust and the Fund to a name not including the term “TFS Capital.”  The Investment Adviser may from time to time make available without charge to the Trust for its use of such marks or symbols owned by the Investment Adviser, including marks or symbols containing the term “TFS Capital” or any variation thereof, as the Investment Adviser may consider appropriate.  Any such marks or symbols so made available will remain the Investment Adviser’s property and it shall have the right, upon notice in writing, to require the Trust to cease the use of such mark or symbol at any time.

10.
~~For all of the services to be rendered and payments made as provided in this Agreement, the Fund will pay the Adviser a fee, computed and accrued daily and paid monthly, calculated as detailed in Schedule A hereto.~~  The Fund shall pay the Investment Adviser an investment advisory fee equal to 1.25% per annum of the average daily net assets of the Fund.  The investment advisory fee will be paid monthly.  The Investment Adviser’s compensation for the period from the date hereof through the last day of the month of the effective date hereof will be prorated based on the proportion that such period bears to the full month.  In the event of any termination of this Agreement, the Investment Adviser’s compensation will be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to proration based on the number of days elapsed in the current period as a percentage of the total number of days in such period.

11.
Unless otherwise agreed to in writing by the parties, the Fund shall be responsible and hereby assumes the obligation for payment of all of its expenses, including: (a) payment to the Investment Adviser of the fee provided for in the foregoing paragraph; (b) custody, transfer and dividend disbursing expenses; (c) fees of trustees who are not affiliated persons of the Investment Adviser or any administrator of the Trust; (d) legal and auditing expenses; (e) clerical, accounting and other office costs; (f) the cost of personnel providing services to the Fund; (g) costs of printing the Fund’s prospectuses and shareholder reports for existing shareholders; (h) cost of maintenance of the Fund’s corporate existence; (i) interest charges, taxes, brokerage fees and commissions; (j) costs of stationery and supplies; (k) expenses and fees related to registration and filing with the Commission and with state regulatory authorities; and (l) such promotional, shareholder servicing and other expenses as may be contemplated by one or more effective plans pursuant to Rule 12b-1 under the Act or one or more effective non-Rule 12b-1 shareholder servicing plans, in each case provided, however, that the Fund’s payment of such promotional, shareholder servicing and other expenses shall be in the amounts, and in accordance with the procedures, set forth in such plan or plans.

12.
Except to the extent necessary to perform the Investment Adviser’s obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Investment Adviser or its members, officers or employees to engage in any other business or to devote time and attention to the management of other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other individual or entity.

13.
The validity of the Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Virginia without regard to its conflict of laws provisions, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

14.
A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the

Fund, and the Investment Adviser shall look only to the assets of the Fund for the satisfaction of such obligations.

15.	The Investment Adviser shall promptly notify the Trust of any change in the ownership or control of the Investment Adviser.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TFS CAPITAL INVESTMENT TRUST By: _________________________________ TFS CAPITAL LLC By: _________________________________

~~Schedule A~~

~~The Fund will pay TFS a base advisory fee, computed and accrued daily and paid monthly, equal to the annual rate of 1.25% of the average value of its daily net assets (the “Base Fee”).  Adjustments to the Base Fee will be made by comparison of the Fund’s investment performance for the applicable performance period to the investment performance of the Fund’s benchmark, which is the Russell 2000 Index plus 2.50% (the “Benchmark”), over the same period (the “Performance Fee Adjustment”).   The applicable performance period is a rolling twelve month period whereby the most recent calendar month is substituted for the earliest month as time passes.  To the extent the Fund outperforms the Benchmark for the previous 12 months, the Base Fee will be increased by one basis point (0.01%) for every two basis points (0.02%) of such outperformance, up to a maximum fee of 2.50% per annum.  To the extent the Fund underperforms the Benchmark for the previous 12 months, the Base Fee will be decreased by one basis point (0.01%) for every two basis points (0.02%) of such underperformance, down to a minimum fee of 0.00% per annum.~~

~~TFS may receive a Performance Fee Adjustment for periods during which the Fund has negative investment performance.~~

~~The maximum monthly fee rate as adjusted for performance will be 1/12 of 2.50% of the Fund’s average daily net assets for the performance period and will be payable if the Fund’s performance exceeds the investment performance of the Russell 2000 Index by 5% or more for the performance period.  The minimum monthly fee rate as adjusted for performance will be 0.00%, which would occur if the Fund’s performance is equal to or less than the investment performance of the Russell 2000 Index for the performance period.~~

~~Calculations of the investment performance of the Fund and the investment performance of the Benchmark index shall be in accordance with the then applicable rules of the Securities and Exchange Commission.~~

~~The Performance Fee Adjustment will not be applied until the first day of the month following the twelfth month of the Fund’s operations.  Until such date, TFS will receive the Base Fee, less any fee reductions.~~